EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SemGroup Corporation:

We hereby consent to the incorporation by reference in the registration statement of SemGroup Corporation (the Company) Form S-8 (File No. 333-170968, effective December 3, 2010) of our report dated March 30, 2011, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ BDO USA, LLP

BDO USA LLP

Dallas, Texas

March 30, 2011